FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2011 THIRD QUARTER RESULTS

Santa Monica, CA – August 11, 2011 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for the three and nine months ended June 30, 2011.

Brett M. Johnson, Forward’s President and Chief Executive Officer, commented: “We are pleased with the growth in both sales and gross profit that we are achieving in our OEM business for the reported periods.  Most importantly, I am pleased to announce that on a standalone basis, Forward’s OEM Division would have been profitable in both the 2011 quarter and 2011 year-to-date period. Our net loss in these periods directly reflects the ongoing investments we are making in diversifying our selling channels and expanding our product portfolio.”

Mr. Johnson continued:  “In our OEM business, we have recently been awarded several large programs by two major customers.  We anticipate that these programs will begin to contribute meaningfully to revenues beginning in late fiscal 2012.   We are committed to growing our OEM business and we are encouraged by the momentum we are experiencing in this channel.  At the same time, there are also headwinds in this market, as we continue to face a very price constrained environment and are looking at increases in supplier prices.”

“Our strategy is to leverage our design, logistics, and sourcing expertise to build a global, multi-channel (retail, corporate, online, as well as OEM) consumer electronics accessory brand that defines itself through leading edge technology.  We believe that there are attractive opportunities for substantial growth through the expansion and diversification of our product lines, distribution channels, geographies, and customer base.”

“In order to execute on this strategy, we have made significant investments in experienced sales, design, product development, operations, and administrative personnel, which has driven our level of operating expenses up. We will continue to invest in resources and anticipate that the effects of these investments in our strategy will not be fully reflected in operating expenses until we are well into Fiscal 2012.”

“As to expansion of product lines, we are working with multiple partners to establish joint venture, licensing, or other purchase arrangements in order to develop a broadly diversified portfolio of intellectual property in the consumer electronics accessories market. We intend to sell through every major sales channel and geography and establish the Forward brand as a leader in innovation. We look forward to updating you on our progress.”

Fiscal 2011 Third Quarter Financial Results – Compared to Fiscal 2010 Third Quarter Results:

  Net sales increased $1.1 million, or 22%, to $6.2 million in the 2011 Quarter due to higher sales of diabetic products, which increased $0.8 million, or 21%, and higher sales of Other Products, which increased $0.3 million, or 22%.

  Gross profit increased $0.2 million, or 13%, to $1.4 million in the 2011 Quarter primarily due to the increase in net sales and to a lesser extent, decreases in certain components of costs of goods sold as a percentage of sales. These improvements were offset, in part, by higher materials costs.

  Sales and marketing expenses increased $0.4 million, or 71%, to $1.0 million in the 2011 Quarter primarily due to higher personnel costs (hire of additional personnel at higher salaries and higher sales commission expense) and related travel and entertainment costs. To a lesser extent, higher product development, sampling and office expenses also contributed to the increase.

  General and administrative expenses increased $0.6 million, or 82%, to $1.3 million in the 2011 Quarter primarily due to higher personnel costs due to hires of finance and operations personnel and payment of associated inducement bonuses, and related travel and entertainment expenses. To a lesser extent, higher telecommunications, rent and office costs also contributed to the increase.

  Other income (expense) increased to $31 thousand of income in the 2011 Quarter from $7 thousand of expense in the 2010 Quarter. This was due primarily to an increase in interest income attributable to interest on a note receivable and to a lesser extent, to foreign currency transaction gains compared to losses in the 2010 Quarter.

  Net loss was $0.7 million, or ($0.08) per share, in the 2011 Quarter compared to net income of $17 thousand, or $0.00 per share, in the 2010 Quarter. The net loss was due primarily to higher operating expenses, offset in small part by higher gross profit and other income.

Fiscal 2011 Nine-Month Period Financial Results – Compared to the nine-month period ended June 30, 2010:

  Net sales increased $3.5 million, or 26%, to $17.1 million in the 2011 Period due to higher sales of diabetic products, which increased $2.3 million, or 23%, and higher sales of Other Products, which increased $1.2 million, or 35%.

  Gross profit increased $0.8 million, or 25%, to $4.0 million in the 2011 Period primarily due to the increase in net sales, and to a lesser extent, decreases in certain components of costs of goods sold as a percentage of sales. These improvements were offset, in part, by higher materials costs.

  Sales and marketing expenses increased $0.5 million, or 33%, to $2.1 million in the 2011 Period primarily due to higher personnel costs (hire of additional personnel at higher salaries and due to higher sales commission expense) and related travel and entertainment expenses, and to a lesser extent, higher office and telecommunication costs, product development costs, and sampling and promotional costs.

  General and administrative expenses increased $1.4 million, or 73%, to $3.3 million in the 2011 Period primarily due to higher personnel costs, due to hires of finance and operations personnel and payment of retention and inducement bonuses, and related travel and entertainment expenses, in part related to relocation of our executive offices. To a lesser extent, higher public costs, telecommunication and office expenses, and professional fees also contributed to the increase.

  Other income (expense) increased to $78 thousand of income in the 2011 Period from $21 thousand of expense in the 2010 Period due primarily to foreign currency transaction gains compared to losses in the 2010 Period and, to a lesser extent, an increase in interest income attributable to interest on a note receivable.

  Net loss was $1.2 million, or ($0.15) per share, in the 2011 Period compared to a net loss of $0.3 million, or ($0.04) per share, in the 2010 Quarter. The net loss was due primarily to higher operating expenses (primarily general and administrative expenses), which were offset, in part, by higher gross profit and other income.

The tables below present our Fiscal 2011 third quarter results and are derived from the Company’s unaudited, condensed consolidated financial statements included in its Form 10-Q filed today with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete, interim financial statements, and more detailed information regarding the Company’s results of operations and financial condition relating to the three and nine-month periods ended June 30, 2011, as well as the Company’s Form 10-K for the fiscal year ended September 30, 2010, for additional information.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II, Item 1.A in our Quarterly Report on Form 10-Q filed today with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which factors are incorporated herein by reference.

Such risk factors include, among others: the loss of any key customer or material sales in our Diabetic Products line, where customer and sales concentration are high; whether important customers reduce or discontinue inclusion of carry solutions “in box” with their electronic products; the impact on our business and results of operations of an acquisition or the failure to make an acquisition; the lag in time between increased operating expenses incurred to implement our growth strategy and the time we begin to realize the benefits in increased revenue, if at all; the impact on operating results of entry into one or more operating partnerships in which the level of our support of the venture’s working capital requirements exceeds revenues attributable to the venture; the concentration of our accounts receivable in a small number of customers and our ability to collect payment; the adverse impact of customer pricing pressures on gross margins; the impact on gross margins of higher materials and labor costs charged by suppliers; failure of third party borrowers to repay us in full the principal and accrued interest on notes receivable; the related steps we have taken to fund product development or other expenses incurred by prospective strategic partners; fluctuations in foreign currency exchange rates that could result in increased costs or reduced revenues; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; the development of quality control, delivery, or pricing issues involving our Asian suppliers; uncertainties in the financial and credit markets; changes in, governmental regulations; variability in order flow from our OEM customers; a significant change in the Company’s relationship with one or more key customers (including changes affecting their businesses); and the loss of key sales personnel who have significant influence on our relationships with some of our largest customers.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions for hand held electronic devices. Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

CONTACT:

Forward Industries, Inc.

James McKenna, CFO

(954) 419-9544

FORWARD INDUSTRIES, INC.

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net sales................................................	$6,156,543	$5,058,392	$17,121,017	$13,604,845
Cost of goods sold.................................	4,717,260	3,787,101	13,150,934	10,415,616
Gross profit............................................	1,439,283	1,271,291	3,970,083	3,189,229

Operating expenses:
Sales and marketing...........................	950,328	556,749	2,053,767	1,548,307
General and administrative..................	1,258,564	690,163	3,270,475	1,901,698
Total operating expenses..........	2,208,892	1,246,912	5,324,242	3,450,005

(Loss) income from operations..............	(769,609)	24,379	(1,354,159)	(260,776)

Other income (expense):
Interest income.................................	33,798	6,927	69,201	35,959
Other (expense) income, net..............	(2,963)	(14,306)	8,871	(57,363)
Total other income (expense)...	30,835	(7,379)	78,072	(21,404)

Net (loss) income before taxes	(738,774)	17,000	(1,276,087)	(282,180)
Benefit from income taxes	56,050	--	56,050	--
Net (loss) income ................................	($682,724)	$17,000	$(1,220,037)	(282,180)

Net (loss) income per common and common equivalent share
Basic and diluted.............................	($0.08)	$0.00	($0.15)	($0.04)

Weighted average number of common and common equivalent shares outstanding
Basic .............................................	8,087,139	7,987,285	8,087,139	7,964,070
Diluted............................................	8,087,139	8,149,837	8,087,139	7,964,070

FORWARD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2011	2010
Assets	(Unaudited)	(Note 1)
Current assets:
Cash and cash equivalents....................................................................	$15,459,220	$18,471,520
Accounts receivable, net ......................................................................	4,932,793	4,621,181
Inventories, net.....................................................................................	1,287,553	1,036,386
Notes receivable...................................................................................	1,218,269	--
Prepaid expenses and other current assets............................................	481,485	240,651
Total current assets...................................................................	23,379,320	24,369,738

Property and equipment, net..................................................................	206,846	115,205
Other assets........................................................................................	108,601	46,032
Total Assets...........................................................................................	$23,694,767	$24,530,975

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable................................................................................	$2,850,614	$2,439,273
Accrued expenses and other current liabilities.........................................	587,028	885,332
Total liabilities..........................................................................	3,437,642	3,324,605

Commitments and contingencies..........................................................

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued and outstanding.....................................................	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, 8,794,296 and 8,761,629 shares issued; and 8,087,886 and 8,055,219 shares outstanding, respectively.............	87,943	87,616
Capital in excess of par value..................................................................	16,739,607	16,469,142
Retained earnings..................................................................................	4,689,632	5,909,669
Treasury stock, 706,410 shares at cost...................................................	(1,260,057)	(1,260,057)
Total shareholders’ equity.....................................................................	20,257,125	21,206,370
Total liabilities and shareholders’ equity...............................................	$23,694,767	$24,530,975

Note1: Derived from audited consolidated financial statements